EXHIBIT 99.B6(b)



                         NATIONS ANNUITY TRUST

                        SALES SUPPORT AGREEMENT


Ladies and Gentlemen:

              We are the exclusive distributor of the shares of the portfolios of Nations Annuity Trust (the "Trust") (each a "Portfolio" and collectively the "Portfolio") pursuant to the terms of a Distribution Agreement with the Trust. We invite you to participate in the distribution of those Portfolio shares listed on Schedule I hereto (the "Shares"), as such Schedule may be amended from time to time, on the following terms:

1.  Registration Under Federal, State And Local Law To Act As Broker/Dealer

      (a) You represent and warrant that you are a registered broker or dealer pursuant to the Securities Exchange Act of 1934, as amended ("1934 Act"), and a member of the National Association of Securities Dealers, Inc. (the "NASD"), and that you will maintain such registration and membership and abide by the Rules of Fair Practice, the Constitution and By-Laws of the NASD and all other rules and regulations that are now or may become applicable to you and your activities hereunder. You agree that you will immediately advise us in the event of your expulsion or suspension from the NASD.

      (b) You represent and warrant that you are registered or qualified to act as a broker or dealer in the states or other jurisdictions where you transact business. You agree that you will maintain such registrations or qualifications in full force and effect throughout the term of this Agreement. You agree to comply with all applicable federal, state and local laws, including, without limiting the generality of the foregoing, the Securities Act of 1933, as amended ("1933 Act"), the 1934 Act and the Investment Company Act of 1940, as amended ("1940 Act"), and all applicable rules or regulations thereunder. You agree to offer and sell Shares only in the states and other jurisdictions in which we have indicated that such offers and sales can be made and in which you are qualified to act. You further agree not to offer or sell Shares outside the several states, territories or possessions of the United States.

2.  Sale Of Portfolio Shares

      (a) You agree to offer and sell Shares of the Portfolios to your customers ("Customers") only at the applicable public offering price (which is the net asset value per share plus the applicable sales load, if any) then in effect as described in the respective Portfolio's then currently effective prospectus, including any supplements or amendments thereto ("Prospectus"). You may establish and charge reasonable service fees to your Customers for processing exchange or redemption orders for Shares, provided you disclose the fees to your Customers and provided further that such fees do not constitute sales loads as defined in
Section 2(a)(35) of the 1940 Act.

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      (b) You agree to provide reasonable sales support assistance in connection with the sale of those Shares for which a distribution plan has been adopted pursuant to Rule 12b-1 under the 1940 Act to your Customers, which assistance may include forwarding sales literature and advertising provided by us to your Customers and providing such other sales support assistance as may be requested by us from time to time. All support services rendered by you shall be performed in a professional, competent and timely manner.

      (c) We will furnish you, upon request, with a reasonable quantity of copies of the Prospectuses, Statements of Additional Information, sales literature issued by us supplemental to the Prospectuses and Statements of Additional Information ("Sales Literature") and amendments and supplements thereto. You agree that if and when we supply you with copies of any supplements to any Prospectus, you will affix copies of such supplements to all such Prospectuses in your possession, that thereafter you will distribute such Prospectuses only with such supplements affixed, and that you will present purchase orders for Shares ("Purchase Orders") only from persons who have received Prospectuses with such supplements affixed. You agree not to use Sales Literature in connection with the solicitation of Purchase Orders for Shares unless accompanied or preceded by the relevant Prospectus.

      (d) You agree not to hold Shares that may be subject to a contingent deferred sales charge in an account registered in your name or in the name of your nominee for the benefit of your Customers. You agree to hold such Shares in a separate account for each Customer who is a beneficial owner of Portfolio Shares.

      (e) You agree to submit to us, for review and approval prior to use, any sales literature prepared by you regarding the Portfolios that you wish to distribute to your Customers. You will be responsible for filing such sales literature, if required, with the NASD and other applicable regulatory authorities.

3.  Execution Of Purchase Orders And Redemption Of Shares

              (a) Any Purchase Orders for Shares received from you and accepted by us will be executed at the applicable public offering price next determined after our receipt and acceptance of such Purchase Order, in accordance with the Prospectuses. All Purchase Orders must meet the applicable minimum initial and subsequent investment requirements as described and set forth in the Prospectuses. You agree to date and time stamp all orders received by you and to promptly forward all Purchase Orders to us or the Portfolios' Transfer Agent in time for processing at the public offering price next determined after receipt by you. You agree that you will not withhold Purchase Orders or purchase Shares in anticipation of receiving Purchase Orders from Customers. The procedures applicable to the handling of Purchase Orders shall be subject to such instructions as may be issued by us or the Portfolios' Transfer Agent from time to time.

      (b) All Purchase Orders are subject to acceptance by us and confirmation by the Portfolios or their Transfer Agent. We reserve the right in our sole discretion to reject any Purchase Order, including contingent or conditional Purchase Orders, in whole or in part. We

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also reserve the right in our discretion without notice to you to suspend sales or withdraw the offering of Shares, in whole or part.

      (c) If payment for Shares purchased hereunder is not received or made within the applicable time period specified in the governing Prospectus, or if you cancel any order at any time after our acceptance of the Purchase Order, we reserve the right to cancel the sale (or, at our option, to redeem the Shares), in which case you shall be responsible to the Portfolios, their Transfer Agent and us for any losses, claims, damages or expenses resulting from your failure to make payment or cancellation as aforesaid.

      (d) You agree to purchase Shares only through us or from your Customers. Purchases through us shall be made only for the purpose of covering Purchase Orders already received from your Customers or for your bona fide investment. Purchases from your Customers, if any, shall be at a price that is not less than the applicable net asset value quoted by the Portfolios at the time of such purchase as determined in the manner set forth in the Prospectus(es). All transactions in Shares shall be subject to the terms and provisions set forth in the Prospectus(es).

      (e) Shares purchased hereunder will not be issued in certificated form except where permitted by the applicable Prospectus, upon written request by you or your Customer, and only when payment and proper registration or transfer instructions have been received by the Portfolios or their Transfer Agent.

4.  Representation Regarding The Accuracy Of Customer Instructions

              If a Customer's account with a Portfolio is established without the Customer signing an Account Application, you represent that the instructions relating to the registration and shareholder options selected (whether on the Account Application, in some other document or orally) are in accordance with the Customer's instructions, and you shall be responsible to the Portfolios, their Transfer Agent and us for any losses, claims, damages or expenses resulting from acting upon such instructions.

5.  Dealer Is Not An Agent For Stephens Or The Portfolios

      (a) You have no authority whatsoever to act as agent for, partner of, or participant in, a joint venture with the Portfolios or us or any other member of the Selling Group, and nothing in this Agreement shall constitute either of us the agent of the other or shall constitute you, or the Portfolios the agent of each other. In all transactions in Shares, you are acting as principal or as agent for your Customer and we are acting as agent for the Portfolios and not as principal.

      (b) Neither you nor any of your officers, employees or agents is authorized to make any representations concerning us, the Portfolios or the Shares except those contained in the Prospectuses and Statement(s) of Additional Information, and in Sales Literature provided by us or the Portfolios. In purchasing Shares through us, you shall rely solely upon the representations contained in the Prospectus(es), the Statement(s) of Additional Information and Sales Literature.


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6.  Protection Against Unauthorized Use Of The Portfolios' Recordkeeping
Systems

              You agree to provide such security as is necessary to prevent any unauthorized use of the Portfolios' recordkeeping system, accessed via any computer hardware or software provided to you by us or the Transfer Agent.

7.  Compensation

      (a) As compensation for your actions hereunder, you shall be entitled to receive that portion of the sales load assessed on the purchase of Shares, if any, by your Customers equal to the dealer allowance, as set forth in the Prospectus(es). Sales loads and dealer allowances shall take into account volume discounts, rights of accumulation, letters of intent, certain reinvestments of redemption proceeds, certain reductions for designated persons or groups and exchanges and any other arrangements for the reduction or elimination of sales loads and dealer allowances, all as described in the Prospectus(es). You are responsible for obtaining from your Customers such information as you deem necessary to establish a reasonable basis for believing that the Customer is eligible for any claimed reductions in or elimination of sales loads, and for obtaining from your Customers requisite tax identification numbers and certifications. By transmitting Purchase Orders to us or to the Portfolios' Transfer Agent, you shall be deemed to have represented and warranted to us, the Portfolios, and their Transfer Agent that you have a reasonable basis for believing, and do believe, that the Customer is eligible for such reduction or elimination and that, unless you advise us otherwise, you have obtained the requisite tax identification numbers and certifications. You acknowledge that, if substantially all sales loads are paid or re-allowed to you in connection with a purchase of Shares through us, you may be deemed an "underwriter" of the Shares under the 1933 Act.

      (b) As further consideration for the sales support assistance provided by you under Paragraph 2(b) hereof, we will pay to you, and you will accept as full payment therefor, a periodic fee based upon a percentage of the average daily net asset value of the Portfolio Shares attributable to you, as disclosed in the governing Prospectus. Such fees shall be used primarily for sales support services provided, and related expenses incurred, by you. The fee rate payable to you may be prospectively increased or decreased at any time upon notice to you.

      (c) If any Shares are repurchased by or tendered for redemption to the Portfolios within seven business days after acceptance by us or the Transfer Agent of the Purchase Order for such Shares, you shall forfeit the right to and promptly refund to us the full dealer allowance paid or re-allowed to you in connection with the original Purchase Order.

8.  Reports

              You agree to provide us at least quarterly a written report of the amounts expended by you in connection with the provision of the sales support services referenced in Paragraph 2(b) hereof and the purposes for which such expenditures were made. In addition, you agree to cooperate with us in connection with the preparation of reports to the Board of Trustees of the

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Trust or regulatory authorities concerning this Agreement and the amounts expended pursuant hereto.

9.  Disclosures To Shareholders And Shareholder Voting

      (a) You agree and warrant that the compensation payable to you under this Agreement, together with any other compensation you receive in connection with the investment of your Customers' assets in Shares, will be disclosed by you to your Customers to the extent required by applicable laws and regulations, will be authorized by your Customers and will not result in an excessive or unreasonable fee to you.

      (b) You agree that in the event an issue pertaining to this Agreement or any distribution plan for the Shares adopted pursuant to Rule 12b-1 is submitted for shareholder approval, and you have the authority to do so, you will vote any Shares held for your own account in the same proportion as the vote of Shares for your Customers' benefit.

10. Protection Against Unauthorized Use Of Customer Names

              The names of your Customers are and shall remain your sole property and shall not be used by us for any purpose except for servicing and informational mailings in the normal course of business. The provisions of this paragraph shall survive the termination of this Agreement.

11. Indemnification

      (a) You agree to indemnify the Portfolios, their Transfer Agent and us for any losses, claims, damages or expenses arising out of or in connection with any wrongful act or omission by you, your representatives, agents or sub-agents not in accordance with this Agreement, provided that such losses, claims, damages or expenses were not caused by the indemnities' willful misfeasance, bad faith or gross negligence.

      (b) We agree to indemnify you for any losses, claims, damages or expenses arising out of or in connection with any wrongful act or omission by us, provided that such losses, claims, damages or expenses were not caused by the willful misfeasance, bad faith or gross negligence by you, your representatives, agents or sub-agents.

      (c) The provisions of this paragraph shall survive the termination of this Agreement.

12. Amendment And Termination Of Agreement

      (a) This Agreement shall become effective upon receipt by us of a signed copy hereof, and shall cancel and supersede any and all prior Selling Group Agreements or similar agreements or contracts relating to the distribution of the Shares between you and the Portfolios or their distributor. We reserve the right to amend this Agreement at any time. Any amendments to this Agreement shall be deemed accepted by you, and will take effect with respect to, and on the date of, any orders placed by you after the date set forth in any notice of amendment sent by us to you.

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      (b) This Agreement may be terminated upon written notice by either party at any time, and shall automatically terminate upon its assignment by you, whether by operation of law or otherwise, or by us otherwise than by operation of law. We reserve the right to cancel this Agreement at any time without notice if any Shares are offered for sale by you at less than the applicable public offering price as set forth in the Prospectus(es).

13. Notices

              All communications to us shall be sent to us by first class mail, postage prepaid, or by confirmed telefacsimile at 111 Center Street, Little Rock, Arkansas 72201; telefacsimile (501) 377-2331. Any notice to you shall be duly given if sent by first class mail, postage prepaid, or by confirmed telefacsimile to you at your address or telefacsimile number as set forth on the signature page hereof. Any party that changes its address or telefacsimile number shall promptly notify the other party in accordance with the terms of this paragraph.

14. Miscellaneous

      (a) This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of Shares made in the Prospectuses, and to the Rules of Fair Practice of the NASD, which shall control and override any provision to the contrary in this Agreement. You further acknowledge that this Agreement has been entered into pursuant to Rule 12b-1 under the 1940 Act, and is subject to the provisions of that Rule as well as any other applicable rules and regulations promulgated by the Securities and Exchange Commission.

      (b) The sub-headings in this Agreement are for convenience only and are not a part of the Agreement.

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15. Governing Law

              This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas without giving effect to principles of conflict of laws.

Date: ___________________            STEPHENS INC.

                                      By: ____________________________________

                                      Name: __________________________________

                                      Title: _________________________________

The undersigned accepts this invitation to become a member of the Selling Group and agrees to abide by the foregoing terms and conditions.

Print Firm Name: _________________________

Address:  ______________________________

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Telephone:  (___) ______________________

Telefacsimile:  (___) __________________

Date: ______________________
                                        By: ________________________________

                                        Name: ______________________________

                                        Title: _____________________________

               Please execute this Agreement in duplicate
                  and return one copy to Stephens Inc.

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                                                             SCHEDULE I
                         NATIONS ANNUITY TRUST



Nations Balanced Assets Portfolio
Nations Disciplined Equity Portfolio
Nations International Growth Portfolio
Nations Managed Index Portfolio
Nations Managed SmallCap Index Portfolio
Nations Marsico Focused Equities Portfolio
Nations Marsico Growth & Income Portfolio
Nations Value Portfolio

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